Exhibit 10.2
Sign-On Awards — Exhibit B
Evidence of Award
Keith Cowan
Throughout this Evidence of Award we sometimes refer to Sprint Nextel Corporation and its subsidiaries as “we” or “us.”
Option Right
1. Award of Option Right
     The Human Capital and Compensation Committee of the Board of Directors of Sprint Nextel has granted you an Option Right to purchase from us 315,657 shares of Series 1 common stock, par value $2.00 per share of Sprint Nextel (the “Common Stock”) at an Option Price of $21.48 per share. The Option Right is governed by the terms of the Sprint Nextel Corporation 2007 Omnibus Incentive Plan (the “Plan”) and is subject to the terms and conditions described in this Evidence of Award. The Option Right is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986 (the “Code”).
2. When the Option Right Becomes Exercisable
     Your Option Right becomes exercisable at a rate of 1/3rd of the total number of shares subject to purchase on each of the first three anniversaries of the Date of Grant, conditioned upon you continuously serving as our employee through those vesting dates. You will forfeit the unvested shares under your Option Right if your service with us ends for any reason, unless vesting accelerates as described in paragraph 3 below. These rules, and the post-termination exercise periods are described in Section 6 of this Evidence of Award below.
3. Acceleration of Vesting
     Unvested shares under your Option Right may become vested before the time at which they would normally become vested by the passage of time — that is, the vesting may accelerate. Accelerated vesting occurs upon (1) your termination of service because of your death or Disability, or (2) under the conditions described in Section 13 of the Plan in connection with your termination without Cause following a Change in Control of Sprint Nextel.
4. Exercise of Option Right
To the extent it has vested, you may exercise your Option Right under this Award in whole or in part at the time or times as permitted by the Plan if the Option Right has not otherwise expired, been forfeited or terminated. You exercise by delivering a written election under procedures established by the Treasurer of Sprint Nextel (including by approved electronic medium) and paying the Option Price. You may pay the Option Price by
•	check or by wire transfer of immediately available funds,

•	actual or constructive transfer of shares of Common Stock you have owned for at least six months having a Fair Market Value on the Exercise Date equal to the total Option Price, or by any combination of cash, shares of Common Stock and other consideration as the Committee may permit. To the extent permitted by law, you may pay the Option Price from the proceeds of a sale through a broker designated by the Treasurer of Sprint Nextel.
5. Expiration of Option Right
Unless terminated earlier in accordance with the terms of this Evidence of Award or the Plan, the Option Right granted herein will expire at 4:00 P.M., U.S. Eastern Time, on the tenth Anniversary of the Grant Date (the “Expiration Date”). If the Expiration Date is a Saturday, Sunday or any other day on which the market on which our Common Stock trades is closed (a “Non-Business Day”), then the Option Right granted herein will expire, unless earlier terminated in accordance with the terms of this Evidence of Award or the Plan, at 4:00 P.M., U.S. Eastern Time, on the first business day before the Expiration Date.
6. Effect of your Termination of Employment
If you cease to be an employee of Sprint Nextel for any reason, the effect on your Option Right is described below. In no event may your Option Right be exercised after the Expiration Date. If, after your involuntary termination, you receive salary continuation paid according to the payroll cycle (i.e., not in a lump sum), Termination Date for purpose of this table means the last day of your severance pay period.

Termination Event	Exercisable Options	Unexercisable Options
Resignation or involuntary termination (not for Cause)	May exercise up to 3 months after Termination Date	Expire on Termination Date

For Cause	Forfeited	Forfeited

Disability	May exercise up to 12 months after Termination Date	Vest on Termination Date; May exercise up to 12 months after Termination Date

Death	May exercise up to 12 months after Termination Date	Vest on Termination Date; May exercise up to 12 months after Termination Date

Restricted Stock Units
7. Award of Restricted Stock Units
     The Human Capital and Compensation Committee of the Board of Directors of Sprint Nextel has granted you an Award of 113,688 Restricted Stock Units (RSUs) under the terms of the Plan as of the Date of Grant. Each RSU represents the right for you to receive from us one share of Common Stock on the vesting date. In addition, each RSU gives you the right to dividend equivalents as described in paragraph 11 below. Your right to receive shares of Common Stock under the RSUs is a contractual right between you and us and does not give you a preferred claim to any particular assets or shares of Sprint Nextel.
8. Restriction Period
     Your RSUs are subject to the restrictions and conditions in this Evidence of Award. Your RSUs vest 100 percent on the third anniversary of the Date of Grant, conditioned upon you continuously serving as our employee through that vesting date. However, vesting of your RSUs may accelerate as described in paragraph 10 below. RSUs that are subject to forfeiture on your termination of service as an employee are called “unvested RSUs,” and RSUs no longer subject to forfeiture or restrictions on transfer are called “vested RSUs.” The date on which the RSU becomes vested is its “vesting date.”
9. Forfeiture of RSUs
     You will forfeit unvested RSUs if you terminate your service with Sprint Nextel for any reason (unless vesting of your RSUs accelerates under paragraph 10).
10. Acceleration of Vesting
     Unvested RSUs may become vested RSUs before the time at which they would normally become vested by the passage of time — that is, the vesting of RSUs may accelerate. Accelerated vesting occurs upon (1) your termination of service because of your death or Disability, or (2) under the conditions described in Section 13 of the Plan in connection with a Change in Control of Sprint Nextel.
11. Dividend Equivalents
     If cash dividends are paid on the Common Stock underlying your RSUs, and you hold the RSUs on the dividend record date, you will receive on the dividend payment date a cash payment equal to the amount of the dividend paid on the underlying stock.
Provisions Applicable to Option Right and RSUs
12. Transfer of your Option Right and RSUs and Designation of Beneficiaries
     Your Option Right and RSUs represent a contract between Sprint Nextel and you, and your rights under the contract are not assignable to any other party during your lifetime. Upon your death, your Option Right may be exercised in accordance with the terms of the Award by any beneficiary you name in a beneficiary designation or, if you make no designation, by your estate. Also upon your death, shares of Common Stock underlying your RSUs will be delivered in accordance with the terms of the Award to any beneficiaries you name in a beneficiary designation or, if you make no designation, to your estate.
13. Plan Terms
     All capitalized terms used in this Evidence of Award that are not defined in this Evidence of Award have the same meaning as those terms have in the Plan. The terms of the Plan are hereby incorporated by this reference. A copy of the Plan will be furnished upon request.
14. Adjustment
     In the event of any change in the number or kind of outstanding shares of our Common Stock by reason of a recapitalization, merger, consolidation, reorganization, separation, liquidation, stock split, stock dividend, combination of shares or any other change in our corporate structure or shares of our Common Stock, an appropriate adjustment will be made consistent with applicable provisions of the Code and applicable Treasury Department rulings and regulations in the number and kind of shares subject to outstanding Awards and any other adjustments as the Board deems appropriate.
15. Amendment
     This Evidence of Award is subject to the terms of the Plan, as may be amended from time to time, except that the Award which is the subject of this Evidence of Award may not be materially impaired by any amendment or termination of the Plan approved after the Date of Grant without your written consent.
16. Data Privacy
     By entering into this agreement, you (i) authorize us, and any agent of ours administering the Plan or providing Plan recordkeeping services, to disclose to us or our subsidiaries such information and data as we or our subsidiaries request in order to facilitate the grant of the Option Right and the RSUs and the administration of the Plan; (ii) waive any data privacy rights you may have with respect to such information; and (iii) authorize us to store and transmit such information in electronic form.
17. Governing Law
     This Evidence of Award will be governed by the laws of the State of Kansas.
18. Severability
     The various provisions of this Evidence of Award are severable, and any determination of invalidity or unenforceability of any one provision shall have no effect on the remaining provisions.
19. Entire Agreement
     This Evidence of Award contains the entire understanding of the parties. This Evidence of Award may not be modified or amended except in writing duly signed by the parties, except that we may adopt a modification or amendment to the Evidence of Award that is not materially adverse to you. Any waiver or any right or failure to perform under this Evidence of Award must be in writing signed by the party granting the waiver and will not be deemed a waiver of any subsequent failure to perform.

Sprint Nextel Corporation
By:	/s/ Sandra J. Price
Authorized Officer

/s/ Keith Cowan
Executive

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933